Rule 424(b)(2)
                                                   Registration No. 333-60474


PRICING SUPPLEMENT NO. 135 dated May 11, 2004
to Prospectus Supplement dated June 14, 2001
and Prospectus dated June 14, 2001

LEHMAN BROTHERS HOLDINGS INC.
Medium-Term Notes, Series G
Due Nine Months or More From the Date of Issue

CUSIP No.:                      52517PWF4

ISIN:                           US52517PWF43

Specified Currency:             US Dollars

Principal Amount:               US$300,000,000.00

                                Total                       Per Note

Issue Price:                    US$300,111,300.00           100.0371%
Agents' Commission:             US$  (750,000.00)           (0.2500%)
Proceeds to Lehman
   Brothers Holdings:           US$299,361,300.00            99.7871%

Agents:                         Lehman Brothers Inc.
                                U.S. Bancorp Investments, Inc.
                                Calyon Securities (USA) Inc.

Agent's Capacity:               [  ]  As agent            [X ]  As principal


[ ] The Notes are being offered at varying prices relating to prevailing market prices at the time of sale.

[X ] The Notes are being offered at a fixed initial public offering price equal to the Issue Price plus accrued interest of $1.365 per Note or $409,500.00 in the aggregate, from April 2, 2004 to May 14, 2004, the date we expect to deliver the Notes.

Trade Date:                     May 11, 2004

Settlement Date:                May 14, 2004

Original Issue Date:            April 2, 2004

Stated Maturity Date:           June 2, 2006

The Notes will be issued in an aggregate principal amount of $300,000,000 and will be a further issuance of, and form a single tranche with, the $300,000,000 aggregate principal amount of Medium-Term Notes, Series G, due June 2, 2006, that Lehman Brothers Holdings initially issued on April 2, 2004, as described in Pricing Supplement No. 123, dated March 24, 2004. The Notes will have the same CUSIP number as the previously issued notes of this tranche and will trade interchangeably with such other notes of this tranche immediately upon settlement. The issuance of the Notes will increase the aggregate principal amount of the outstanding notes of this tranche to $600,000,000. The public offering price set forth above does not include accrued interest of $1.365 per Note, or $409,500 in the aggregate, from April 2, 2004 to May 14, 2004, the date we expect to deliver the Notes.

Amortizing Note:                [  ]  Yes     [X ]  No

Amortization Schedule:          Not Applicable


[  ]   Fixed Rate Note          Interest Rate per Annum:         %

[X ]   Floating Rate Note       [  ]  CD Rate
                  [  ]  Commercial Paper Rate
                  [  ]  Federal Funds Rate
                  [X ]  LIBOR Telerate
                  [  ]  LIBOR Reuters
                  [  ]  Treasury Rate:    Constant Maturity [  ] Yes   [  ] No
                  [  ]  Prime Rate
                  [  ]  J.J. Kenny Rate
                  [  ]  Eleventh District Cost of Funds Rate
                  [  ]  Other:

Other Interest Rate Terms:      Not applicable

Initial Interest Rate:          Not available

Spread:                         +0.06%

Maximum Interest Rate:          Not Applicable

Minimum Interest Rate:          Not Applicable

Index Maturity:                 3-Month LIBOR

3-Month LIBOR:                  For any LIBOR Determination Date, the offered
                                rates for deposits in U.S. dollars for a period of three months, commencing on such LIBOR
                                Determination Date, which appears on Moneyline
                                Telerate, on page 3750 (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks) as of 11:00 a.m., London time, on that LIBOR Determination Date. If 3-Month LIBOR cannot be determined on a LIBOR Determination
                                Date as described above, then the calculation agent will determine LIBOR based on quotations from reference banks in the manner described in the Prospectus Supplement for deposits in U.S.
                                dollars for a period of three months,
                                commencing on such LIBOR Determination Date.

LIBOR Determination Dates:      Two London Business Days prior to Interest
                                Reset Dates

Interest Reset Dates:           Each July 2, October 2, January 2 and April 2,
                                commencing on July 2, 2004

Interest Payment Dates:         Each July 2, October 2, January 2 and April 2,
                                commencing on July 2, 2004

"Accrue to Pay":                [X ]  Yes         [  ]  No

London Business Day:            Any day that is a day on which dealings in
                                deposits in U.S. dollars are transacted, or with respect to any future date are expected to be transacted, in the London interbank market.

Interest Rate
   Calculation Agent:           Citibank, N.A.

Optional Redemption:            The Note may not be redeemed prior to Stated
                                Maturity at the option of Lehman Brothers
                                Holdings.

Optional Repayment:             The holder of the Note may not elect repayment
                                of the Note by Lehman Brothers Holdings prior to Stated Maturity.

Extension of Maturity:          Lehman Brothers Holdings may not extend the
                                Stated Maturity Date of the Note.

Form of Note:                   [X ]  Book-entry only (global)
                                [  ]  Certificated

Depository:                     The Depository Trust Company

Authorized Denominations:       $100,000.00 and whole multiples of $100,000.00.

Issuer Rating:                  Long-term senior unsecured debt of Lehman
                                Brothers Holdings is currently rated A by Standard & Poors, A1 by Moodys Investors
                                Service and A+ by Fitch IBCA.


CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

Pre-Issuance Accrued Interest for United States Holders

A portion of the purchase price of the debt securities is attributable to the amount of interest accrued prior to the date the debt securities are delivered. However, for U.S. federal income tax purposes, an election may be made to treat the debt securities as having been sold for an amount that excludes any pre-issuance accrued interest. If the debt securities are so treated, a portion of the first stated interest payment equal to the excluded pre-issuance accrued interest will be treated as a return of the portion of the purchase price attributable to such pre-issuance accrued interest and will not be taxable as interest on the debt securities.


Certain Other United States Federal Income Tax Consequences

A summary of certain United States federal income tax consequences that will apply to holders of debt securities is set forth under "United States Federal Income Tax Consequences-Debt Securities" in the Prospectus. Holders should note that the backup withholding tax rate of 31% referenced in the Prospectus under "United States Federal Income Tax Consequences-Debt Securities-Information Reporting and Backup Withholding-United States Holders" has been reduced to 28% for payments made through 2010, after which time the rate will revert back to 31% absent Congressional action.

In addition, the sections below replace the summaries set forth in the Prospectus under "United States Federal Income Tax Consequences-Debt Securities-Consequences to Non-United States Holders-United States Federal Estate Tax" and "United States Federal Income Tax Consequences-Debt Securities-Information Reporting and Backup Withholding-Non-United States Holders."


Consequences to Non-United States Holders

United States Federal Estate Tax

Your estate will not be subject to United States federal estate tax on debt securities beneficially owned by you at the time of your death provided that:

* any payment to you on the debt securities would be eligible for exemption from the 30% United States federal withholding tax under the rules described in the bullet points under "United States Federal Income Tax Consequences-Debt Securities-Consequences to Non-United States Holders-United States Federal Withholding Tax," without regard to the certification requirements of the fourth bullet point; and
* interest on those debt securities would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.


Information Reporting and Backup Withholding

Non-United States Holders

If you are a non-United States holder of debt securities, Lehman Brothers Holdings must report annually to the IRS and to you the amount of payments Lehman Brothers Holdings makes to you and the tax withheld with respect to such payments, regardless of whether withholding was required. Copies of the information returns reporting such payments and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. You will not be subject to backup withholding regarding payments Lehman Brothers Holdings makes to you provided that Lehman Brothers Holdings does not have actual knowledge or reason to know that you are a United States person and Lehman Brothers Holdings has received from you the statement described above in the fourth bullet point under "United States Federal Income Tax Consequences-Debt Securities-Consequences to Non-United States Holders-United States Federal Withholding Tax."

In addition, you will be subject to information reporting and, depending on the circumstances, backup withholding regarding the proceeds of the sale of a debt security made within the United States or conducted through United States-related intermediaries, unless the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.


UNDERWRITING

Subject to the terms of a Purchase Agreement, dated as of May 11, 2004, between Lehman Brothers Holdings and Lehman Brothers Inc. and the other agents set forth below (collectively, the "Agents"), Lehman Brothers Holdings has agreed to sell to the Agents, and the Agents have agreed severally to purchase, the principal amounts of Notes set forth opposite their names below:

                                                     Principal Amount
Agents                                               of the Notes

Lehman Brothers Inc.                                 $ 294,000,000
U.S. Bancorp Investments, Inc.                           3,000,000
Calyon Securities (USA) Inc.                             3,000,000

Total .........................................      $ 300,000,000


Under the terms and conditions of the Purchase Agreement, the Agents are committed to take and pay for all of the Notes, if any are taken. The Agents propose to offer the Notes initially at a public offering price equal to the Issue Price set forth above and to certain dealers at such price less a concession not in excess of 0.15% of the principal amount of the Notes. The Agents may allow, and the dealers may reallow, a discount not in excess of 0.10% of the principal amount of the Notes on sales to certain other dealers. After the initial public offering, the public offering price and other selling terms may from time to time be varied by the Agents.

The Notes are a new issue of securities with no established trading market. Lehman Brothers Holdings has been advised by the Agents that they may make a market in the Notes, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

Lehman Brothers Holdings has agreed to indemnify the Agents against certain liabilities under the Securities Act of 1933, as amended, as described in the Prospectus.


Capitalized terms used herein without definition have the meanings ascribed to them in the Prospectus Supplement and accompanying Prospectus.


Lehman Brothers Holdings Inc.


By:     /s/ Paolo Tonucci
Name:   Paolo Tonucci
Title:  Authorized Officer